Exhibit 5.1
[Baker Botts L.L.P. Letterhead]
June 2, 2008
U.S. Concrete, Inc.
2925 Briarpark, Suite 1050
Houston, Texas 77042
Gentlemen:
          In connection with the Registration Statement on Form S-8 (the “Registration Statement” ) being filed by U.S. Concrete, Inc., a Delaware corporation (“U.S. Concrete”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 2,500,000 shares of common stock of U.S. Concrete, par value $.001 per share (“Common Stock”), that may be issued pursuant to the U.S. Concrete, Inc. 2008 Incentive Plan (the “Plan”), certain legal matters in connection with such shares are being passed on for U.S. Concrete by us. At your request, this opinion is being furnished for filing as Exhibit 5.1 to the Registration Statement.
          In our capacity as your counsel in the connection referred to above, we have examined U.S. Concrete’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of U.S. Concrete, certificates of public officials and of representatives of U.S. Concrete, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of U.S. Concrete with respect to the accuracy of material factual matters contained in or covered by such certificates, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original copies of those documents and those original copies are authentic.
          On the basis of and subject to the foregoing, we are of the opinion that:
          1. U.S. Concrete is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
          2. On the issuance of shares of Common Stock pursuant to the provisions of the Plan and the related award agreements authorized and approved by the Compensation Committee of the Board of Directors of U.S. Concrete for consideration at least equal to the par value of such shares, such shares of Common Stock will be duly authorized by all necessary corporate action on the part of U.S. Concrete, validly issued, fully paid and nonassessable.
          We limit the opinions we express above in all respects to matters of the General Corporation Law of the State of Delaware, as in effect on the date hereof.
          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose written consent Section 7 of the 1933 Act requires to be filed with the Registration Statement.

Very truly yours,
/s/ Baker Botts L.L.P.